                                                     RULE NO. 424(b)(3)
                                                     REGISTRATION NO. 333-59997



PRICING SUPPLEMENT
------------------
(To prospectus supplement and prospectus dated July 30, 1998)

                                  $85,000,000

                           Merrill Lynch & Co., Inc.

                          Medium-Term Notes, Series B
      1% Callable and Exchangeable Stock-Linked Notes due February 8, 2006
       (Linked to the performance of the Common Stock of The Kroger Co.)

                             ----------------------

  General:         . $85,000,000 aggregate principal amount.
                   . Issue price per note equals $1,000, plus accrued interest . from February 8, 1999.
                   . We will pay interest on the notes at a rate per year equal to 1%.
                   . The notes are callable by ML&Co. or redeemable by the
                     holders of the notes before their maturity.

Payment at Maturity: At maturity, for each $1,000 principal amount of the note you own, we will pay you an amount equal to the greater of:

                        . the product of the exchange ratio and the average market price of the Kroger common stock for the five trading days ending on and including the third trading day prior to maturity; provided, however, that if the payment at maturity is based on this formula, no interest will accrue on the notes from and including August 8, 2005 through the maturity date; or

                        . $1,000 plus accrued and unpaid interest on the notes through but excluding the maturity date.

                   . The exchange ratio, which is the product of 12.6232
                     and the share multiplier, is initially equal to 12.6232.

     The notes have been approved for listing on the American Stock Exchange under the trading symbol "MKR.A", subject to official notice of issuance.

     Before you decide to invest in the notes, carefully read this pricing supplement and the accompanying prospectus supplement and prospectus, the risk factors beginning on page PS-5 of this pricing supplement.

          Neither the Securities and Exchange Commission nor any state securities commission has approved these securities or passed upon the adequacy or accuracy of this pricing supplement or the accompanying prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

     The notes will be ready for delivery in book-entry form only through The Depository Trust Company, Cedelbank and Euroclear on or about February 8, 1999.

                             ----------------------

                              Merrill Lynch & Co.

                             ----------------------

            The date of this pricing supplement is February 1, 1999.

Terms of the notes:
Aggregate principal amount...................  $ 85,000,000.

Maturity date................................  February 8, 2006.

Interest rate................................  1% per year.

Interest payment dates.......................  February 8 and August 8, commencing August 8, 1999.

Specified currency...........................  U.S. dollars.

Issue price..................................  $1,000 per note.

Pricing date.................................  February 1, 1999.

Original issue date..........................  February 8, 1999.

CUSIP........................................  59018SZ23.

Common Code..................................  9462147.

ISIN.........................................  US59018SZ233.

Form of notes................................  Book-entry only.

Denominations................................  We will issue and sell the notes in denominations of
                                               $1,000 and integral multiples of $1,000 only.

Amount payable at maturity...................  At maturity, whether as a result of acceleration or otherwise, for each $1,000 principal amount of the notes
                                               you own, we will pay you the Maturity Amount.

Maturity Amount..............................  For each $1,000 principal amount of the notes, an amount equal to the greater of:

                                               .  the product of the Exchange Ratio and the average
                                                  Market Price of the Kroger Common Stock for the five
                                                  Trading Days ending on and including the third Trading
                                                  Day prior to maturity; provided, however, that if the
                                                  payment at maturity is based on this formula, no
                                                  interest will accrue on the notes from and including
                                                  August 8, 2005 through the Maturity Date; or

                                               .  $1,000 plus accrued and unpaid interest on the notes
                                                  through but excluding the Maturity Date.

ML&Co. redemption............................  We may redeem the notes, in whole only, at any time, beginning on February 8, 2002, upon not more than 30 or
                                               less than 15 scheduled Trading Days' notice to you.  Any
                                               date on which we give you notice that we are redeeming
                                               the notes is referred to as the "Redemption Notice Date".

                                               If we redeem the notes, for each $1,000 principal amount
                                               of the notes you own, we will pay you the ML&Co.
                                               Redemption Amount.

ML&Co. Redemption Amount.....................  For each $1,000 principal amount of the notes, an amount equal to the greater of:

                                               .  the product of the Exchange Ratio and the average
                                                  Market Price of the Kroger Common Stock for the five
                                                  Trading Days immediately following the Redemption Notice
                                                  Date; provided, however, that if the ML&Co. Redemption
                                                  Amount is based on this formula, no interest will accrue
                                                  on the notes from and including the immediately
                                                  preceding Interest Payment Date through the date of
                                                  redemption; or

                                               .  $1,000 plus accrued and unpaid interest on the notes
                                                  through but excluding the date of redemption.

Holder exchange right........................  At any time beginning April 14, 1999 and ending 15 scheduled Trading Days before the Maturity Date, upon
                                               not more than 30 or less than five scheduled Trading
                                               Days' written notice to the Calculation Agent, you may
                                               cause us to redeem the notes for the Holder Exchange
                                               Amount.

Holder Exchange Amount.......................  The Holder Exchange Amount is an amount equal to the product of:

                                               .  the Exchange Ratio, and
                                               .  the Market Price of the Kroger Common Stock on the
                                                  Business Day following the day the Calculation Agent
                                                  receives written notice of your intention to exchange
                                                  your notes;

                                               provided, however, no interest will accrue on the notes
                                               from and including the immediately preceding Interest
                                               Payment Date through the date of exchange.

Exchange Ratio...............................  The Exchange Ratio is equal to the product of 12.6232 and the Share Multiplier.

Share Multiplier.............................  The Share Multiplier will initially be set at 1.0, but will be subject to adjustment upon the occurrence of
                                               certain corporate events described in the section
                                               entitled "Dilution and Reorganization Adjustments" in
                                               this pricing supplement.

Market Price.................................  The Market Price for any date of determination means the official closing price, in the afternoon session, as
                                               applicable, of one share of Kroger Common Stock as
                                               reported by the principal exchange on which Kroger
                                               Common Stock is traded on such date.

                                               If the official closing price is not available for any
                                               reason, including, without limitation, the occurrence of
                                               a Market Disruption Event, the Market Price for the
                                               security for any date shall be the mean, as determined
                                               by the Calculation Agent, of the bid prices for the
                                               security obtained from as many dealers in the security,
                                               but not exceeding three, as will make the bid prices
                                               available to the Calculation Agent after 3:00 p.m.,
                                               local time in such principal market, on such date.

Trading Day..................................  A day on which the New York Stock Exchange, the AMEX and the Nasdaq Stock Market are open for trading, as
                                               determined by the Calculation Agent.

Business Day.................................  Any day other than a Saturday or Sunday that is neither a legal holiday nor a day on which banking institutions
                                               are authorized or required by law or regulation to close
                                               in The City of New York.

Calculation Agent............................  Merrill Lynch, Pierce, Fenner & Smith Incorporated.

                                               References to "MLPF&S" refer to Merrill Lynch, Pierce,
                                               Fenner & Smith Incorporated.

                                               For potential conflicts of interest that may exist
                                               between the Calculation Agent and the holders of the
                                               notes, see the section entitled "Risk Factors" in this
                                               pricing supplement .  All determinations made by the
                                               Calculation Agent shall be at the sole discretion of the
                                               Calculation Agent and, absent a manifest error, shall be
                                               conclusive for all purposes and binding on ML&Co. and
                                               beneficial owners of the notes.

                                               All percentages resulting from any calculation on the
                                               notes will be rounded to the nearest one
                                               hundred-thousandth of a percentage point, with five
                                               one-millionths of a percentage point rounded upwards,
                                               e.g., 9.876545% (or .09876545) would be rounded to
                                               9.87655% (or .0987655), and all dollar amounts used in
                                               or resulting from such calculation will be rounded to
                                               the nearest cent with one-half cent being rounded
                                               upwards.

                                 RISK FACTORS

     Your investment in the notes will involve certain risks, including risks not associated with similar investments in a conventional debt security. You should consider carefully the following discussion of risks before you decide that an investment in the notes is suitable for you.

The notes are subject to redemption before their maturity

     We may elect to redeem all of the notes on any Business Day beginning on February 8, 2002, upon not more than 30 or less than 15 scheduled Trading Days' notice to you. In the event that we elect to redeem the notes, you may receive an amount that is less than the Maturity Amount to which you would otherwise would have been entitled had you held the notes until maturity.

Your yield may be lower than the yield on a standard debt security of comparable maturity

     The amount we pay you at maturity may be less than the return you could earn on other investments. The terms of the notes differ from the terms of ordinary debt securities because the amount payable at maturity is not a fixed amount but is based on the appreciation in price, if any, of Kroger Common Stock on five, or, under certain circumstances, fewer than five, Trading Days shortly before the stated maturity date. Your yield may be less than the yield you would earn if you bought a standard senior non-callable debt security of ours with the same stated maturity date. Your investment may not reflect the full opportunity cost to you when you consider the effect of factors that affect the time value of money.

Your return on the notes will not reflect the payment of dividends

     The calculation of the Market Price, the Maturity Amount or any redemption amount does not take into consideration the value of cash dividends, if any, paid on the Kroger Common Stock, other than an Extraordinary Dividend. Your return will not be the same as the return you could earn by owning Kroger Common Stock directly and receiving the dividends, if any, paid on that stock.

Uncertain trading market

     The notes have been approved for listing on the AMEX under the symbol "MKR.A", subject to official notice of issuance. There is no historical information to indicate how the notes will trade in the secondary market. Listing the notes on the AMEX does not necessarily ensure that a liquid trading market will develop for the notes. The development of a liquid trading market for the notes will depend on our financial performance and other factors such as the appreciation, if any, in the price of the Kroger Common Stock. In addition, it is unlikely that the secondary market price of the notes will correlate exactly with the value of Kroger Common Stock.

     If the trading market for the notes is limited, there may be a limited number of buyers when you decide to sell your notes if you do not wish to hold your investment until the maturity date. This may affect the price you receive upon such sale.

Factors affecting trading value of the notes

     The trading value of the notes will be affected by the value of the Kroger Common Stock and by a number of other factors. Some of these factors are interrelated in complex ways; as a result, the effect of any one factor may be magnified or mitigated by the effect of another factor. The following paragraphs describe the expected effect on the trading value of the notes given a change in a specific factor, assuming all other conditions remain constant.

 . Value of Kroger Common Stock. The market value of the notes will depend substantially on the value of the Kroger Common Stock. In general, the value of the notes will decrease as the value of the Kroger Common Stock decreases and the value of the notes will increase as the value of the Kroger Common Stock increases. However, as the value of the Common Stock increases or decreases, the value of the notes is not expected to increase or decrease at the same rate as the change in value of the Kroger Common Stock. You should understand that for each $1,000 principal amount of the notes that you own, you will not receive more than $1,000 on the maturity date unless the market price of Kroger Common Stock has appreciated more than 21% from the original issue date to the period in which the Calculation Agent calculates the amount payable at maturity on the notes. Additionally, political, economic and other developments that can affect the capital markets generally and the market segment of which Kroger is a part, and over which we have no control, that affect the value of the Kroger Common Stock will also affect the value of the notes.

 . Interest rates. In general, we anticipate that if U.S. interest rates increase, the trading value of the notes will decrease, and conversely, if U.S. interest rates decrease, the trading value of the notes will increase. Generally, fluctuations in interest rates will affect the U.S. economy and, in turn, the value of the Kroger Common Stock. Rising interest rates may lower the value of the Kroger Common Stock and, as a result, the value of the notes. Falling interest rates may increase the value of the Kroger Common Stock and, as a result, may increase the value of the notes.

 . Volatility of the Kroger Common Stock. Volatility is the term used to describe the size and frequency of market fluctuations. Generally, if the volatility of the Kroger Common Stock increases, we expect that the trading value of the notes will increase and if the volatility of the Kroger Common Stock decreases, we expect that the trading value of the notes will decrease. The pending merger between Kroger and Fred Meyer, Inc. increased the volatility in Kroger Common Stock. During October 1998, when Kroger and Fred Meyer announced their merger plans, the price of Kroger Common Stock increased from $45-3/8 on October 8, 1998 to $55-1/2 on October 30, 1998. In the event the merger is not consummated, the price of Kroger Common Stock may fall to, or below, its price prior to the merger announcement.

 . Time remaining to maturity. We believe that before the maturity date the notes will trade at a value above that which would be expected based on the value of the Kroger Common Stock. Generally, as the time remaining to maturity decreases, the value of the notes will approach the Redemption Amount that would be payable at maturity based on the then current value of the Kroger Common Stock. As a result, as the time remaining to maturity decreases, any premium attributed to the trading value of the notes will diminish, decreasing the trading value of the notes, as applicable.

 .  Dividend yields. Generally, if the dividend yield, if any, on the Kroger
   Common Stock increases, we expect that the value of the notes will decrease, and conversely, if the dividend yield, if any, on the Kroger Common Stock decreases, we expect that the value of the notes will increase.

 . ML&Co.'s credit ratings. Real or anticipated changes in our credit ratings may affect the trading value of the notes.

     It is important for you to understand that a decrease in the trading value of the notes resulting from the effect of one of the factors specified above, such as an increase in interest rates, may offset some or all of any increase in the trading value of the notes attributable to another factor, such as an increase in the value of the Kroger Common Stock.

     In general, assuming all relevant factors are held constant, we expect that the effect on the trading value of the notes of a given change in most of the factors listed above will be less if it occurs later in the term of the notes than if it occurs earlier in the term of the notes.

The Maturity Amount is not subject to adjustment for all corporate events

     The Maturity Amount that you are entitled to receive on the maturity date of the notes is subject to adjustment for the specified corporate events affecting Kroger and Kroger Common Stock described in the section entitled "Dilution and Reorganization Events." However, such adjustments do not cover all corporate events that could affect the Market Price of Kroger Common Stock, including without limitation, the occurrence of a partial tender or exchange offer for Kroger Common Stock by Kroger management or any third party. The occurrence any such other event may adversely affect the determination of the Market Price and the trading value of the notes.

No affiliation between ML&Co. and Kroger

     We are not affiliated with Kroger, and Kroger has no obligations with respect to the notes or amounts to be paid to you, including any obligation to take the needs of ML&Co. or of beneficial owners of the notes into consideration for any reason. Kroger will not receive any of the proceeds of the offering of the notes made hereby and is not responsible for, and has not participated in, the determination or calculation of the amount receivable by beneficial owners of the notes on the maturity date. In addition, Kroger is not involved with the administration or trading of the notes and has no obligations with respect to the amount receivable by beneficial owners of the notes.

No stockholder rights

     Under no circumstances will you be entitled to receive Kroger Common Stock under the terms of the notes. You will not be entitled to any rights with respect to the Kroger Common Stock including, without limitation, the right to receive dividends or other distributions, if any, on, to vote or to tender or exchange Kroger Common Stock in any tender or exchange offer by Kroger or any third party.

Purchases and sales of Kroger Common Stock

     We have entered into hedging arrangements related to the Kroger Common Stock with one of our affiliates in connection with our obligations under the notes. In connection therewith, our affiliate will purchase shares of Kroger Common Stock in the secondary market on or before the Pricing Date and will purchase and sell shares of Kroger Common Stock in the secondary market during the term of the notes. We or any of our affiliates, including MLPF&S, may from time to time buy or sell the Kroger Common Stock for our own accounts for business reasons or in connection with hedging our obligations under the notes. These transactions could affect the price of the Kroger Common Stock, including during the period when the Maturity Amount is determined.

State law limits on interest paid

     New York State laws govern the 1993 Indenture, as hereinafter defined. New York has certain usury laws that limit the amount of interest that can be charged and paid on loans, which includes debt securities like the notes. Under present New York law, the maximum rate of interest is 25% per annum on a simple interest basis. This limit may not apply to debt securities in which $2,500,000 or more has been invested.

     While we believe that New York law would be given effect by a state or federal court sitting outside of New York, many other states also have laws that regulate the amount of interest that may be charged to and paid by a borrower. We will promise, for your benefit, to the extent permitted by law, not to voluntarily claim the benefits of any laws concerning usurious rates of interest.

Potential conflicts

     The calculation agent is one of our subsidiaries. Under certain circumstances, MLPF&S's role as our subsidiary and its responsibilities as calculation agent could give rise to conflicts of interests between the calculation agent and the holders of the notes. Such conflicts could occur, for instance, in connection with the calculation agent's determination as to whether a Market Disruption Event has occurred or in connection with judgments that the calculation agent would be required to make with respect to certain antidilution and reorganization adjustments to the Market Price. MLPF&S is required to carry out its duties as calculation agent in good faith and using its reasonable judgment. However, you should be aware that because we control the calculation agent, potential conflicts of interest could arise.

     We have entered into an arrangement with one of our subsidiaries to hedge the market risks associated with our obligation to pay the Redemption Amount. Our subsidiary expects to make a profit in connection with such arrangement. We did not seek competitive bids for such an arrangement from unaffiliated parties.

Uncertain tax consequences

     You should also consider the tax consequences of investing in the notes, certain aspects of which are uncertain. See "United States Federal Income Taxation" below.

                      WHERE YOU CAN FIND MORE INFORMATION

ML&Co.

     We file reports, proxy statements and other information with the SEC. Our SEC filings are also available over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for more information on the public reference rooms and their copying charges. You may also inspect our SEC reports and other information at the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

     We will send you copies of our SEC filings, excluding exhibits, at no cost upon request. Please address your request to Lawrence M. Egan, Jr., Corporate Secretary's Office, Merrill Lynch & Co., Inc., 100 Church Street, 12th Floor, New York, New York 10080-6512; telephone number (212) 602-8439.

The Kroger Co.

     Kroger also files reports, proxy statements and other information with the SEC. Information provided to or filed with the SEC by Kroger pursuant to the Exchange Act can be located at the SEC's facilities or accessed through the SEC's website by reference to SEC file number 1-13098. You may also inspect Kroger's SEC reports and other information at the New York Stock Exchange. In addition, information regarding Kroger may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. We make no representation or warranty as to the accuracy or completeness of any such information or reports.

                                   DEPOSITARY

     Investors may elect to hold interests in the global notes through either The Depository Trust Company (otherwise known as DTC) or any successor to it (the "Depositary") (in the United States) or Cedelbank ("Cedelbank"), and Morgan Guaranty Trust Company of New York, Brussels Office, as operator of the Euroclear System ("Euroclear"), if they are participants in such systems, or indirectly through organizations which are participants in such systems. Cedelbank and Euroclear will hold interests on behalf of their participants through customers' securities accounts in Cedelbank's and Euroclear's names on the books of their respective depositaries, which in turn will hold such interests in customers' securities accounts in the depositaries' names on the books of the Depositary. Citibank, N.A. will act as depositary for Cedelbank and The Chase Manhattan Bank will act as depositary for Euroclear (in such capacities, the "U.S. Depositaries").

     DTC has advised us that management of DTC is aware that some computer applications, systems, and the like for processing data ("Systems") that are dependent upon calendar dates, including dates before, on, and after January 1, 2000, may encounter "Year 2000 problems". DTC has informed direct and indirect participants and other members of the financial community (the "Industry") that it has developed and is implementing a program so that its Systems, as the same relate to the timely payment of distributions (including principal and interest payments) to securityholders, book-entry deliveries, and settlement of trades within DTC ("Depositary Services"), continue to function appropriately. This program includes a technical assessment and a remediation plan, each of which is complete. Additionally, DTC's plan includes a testing phase, which is expected to be completed within appropriate time frames.

     However, DTC's ability to perform properly its services is also dependent upon other parties, including, but not limited to, issuers and their agents, as well as DTC's direct and indirect participants, third party vendors from whom DTC licenses software and hardware, and third party vendors on whom DTC relies for information or the provision of services, including telecommunication and electrical utility service providers, among others. DTC has informed the Industry that it is contacting (and will continue to contact) third party vendors from whom DTC acquires services to: (i) impress upon them the importance of such services being Year 2000 compliant; and (ii) determine the extent of their efforts for Year 2000 remediation (and, as appropriate, testing) of their services. In addition, DTC is in the process of developing such contingency plans as it deems appropriate.

     According to DTC, the information in the preceding two paragraphs with respect to DTC has been provided to the Industry for informational purposes only and is not intended to serve as a representation, warranty, or contract modification of any kind.

     Cedelbank advises that it is incorporated under the laws of Luxembourg as a professional depositary. Cedelbank holds securities for its participating organizations ("Cedel Participants") and facilitates the clearance and settlement of securities transactions between Cedel Participants through electronic book-entry changes in accounts of Cedel Participants, thereby eliminating the need for physical movement of certificates. Cedelbank provides to Cedel Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Cedelbank interfaces with domestic markets in several countries. As a professional depositary, Cedelbank is subject to regulation by the Luxembourg Monetary Institute. Cedel Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Indirect access to Cedelbank is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Cedel Participant either directly or indirectly.

     Distributions with respect to the notes held beneficially through Cedelbank will be credited to cash accounts of Cedel Participants in accordance with its rules and procedures, to the extent received by the U.S. Depositary for Cedelbank.

     Euroclear advises that it was created in 1968 to hold securities for participants of Euroclear ("Euroclear Participants") and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by the Brussels, Belgium office of Morgan Guaranty Trust Company of New York (the "Euroclear Operator"), under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation (the "Cooperative"). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear Participants. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

     The Euroclear Operator is the Belgian branch of a New York banking corporation which is a member bank of the Federal Reserve System. As such, it is regulated and examined by the Board of Governors of the Federal Reserve System and the New York State Banking Department, as well as the Belgian Banking Commission.

     Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the "Terms and Conditions"). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants, and has no record of or relationship with persons holding through Euroclear Participants.

     Distributions with respect to notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the Terms and Conditions, to the extent received by the U.S. Depositary for Euroclear.

                   GLOBAL CLEARANCE AND SETTLEMENT PROCEDURES

     Initial settlement for the notes will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with the Depositary's rules and will be settled in immediately available funds using the Depositary's Same-Day Funds Settlement System. Secondary market trading between Cedel Participants and/or Euroclear Participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Cedelbank and Euroclear and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.

     Cross-market transfers between persons holding directly or indirectly through the Depositary on the one hand, and directly or indirectly through Cedel or Euroclear Participants, on the other, will be effected in the Depositary in accordance with the Depositary's rules on behalf of the relevant European international clearing system by its U.S. Depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. Depositary to take action to effect final settlement on its behalf by delivering or receiving notes in the Depositary, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to the Depositary. Cedel Participants and Euroclear Participants may not deliver instructions directly to the Depositary.

     Because of time-zone differences, credits of notes received in Cedelbank or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and will be credited the business day following the Depositary settlement date. Such credits or any transactions in such notes settled during such processing will be reported to the relevant Euroclear or Cedel Participants on such business day. Cash received in Cedelbank or Euroclear as a result of sales of notes by or through a Cedel Participant or a Euroclear Participant to a DTC participant will be received with value on the Depositary settlement date but will be available in the relevant Cedelbank or Euroclear cash account only as of the business day following settlement in the Depositary.

     Although the Depositary, Cedelbank and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of notes among participants of the Depositary, Cedelbank and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be discontinued at any time.

                    DILUTION AND REORGANIZATION ADJUSTMENTS

     The Share Multiplier used to calculate the Exchange Ratio on any date of determination is subject to adjustment by the Calculation Agent as a result of the dilution and reorganization adjustments described in this section.

Stock Splits and Reverse Stock Splits

     If Kroger Common Stock is subject to a stock split or reverse stock split, then once such split has become effective, the Share Multiplier will be adjusted to equal the product of the prior Share Multiplier and the number of shares which a holder of one share of Kroger Common Stock prior to the effective date of such stock split or reverse stock split would have owned or been entitled to receive immediately following such effective date.

Stock Dividends

     If Kroger Common Stock is subject to a stock dividend, i.e., issuance of additional shares of Kroger Common Stock, that is given ratably to all holders of shares of Kroger Common Stock, then once such shares are trading ex-dividend, the Share Multiplier will be adjusted so that the new Share Multiplier shall equal the prior Share Multiplier plus the product of (a) the number of shares of Kroger Common Stock issued with respect to one share of Kroger Common Stock and
(b) the prior Share Multiplier.

Extraordinary Dividends

     There will be no adjustments to the Share Multiplier to reflect cash dividends or distributions paid, if any, with respect to Kroger Common Stock other than distributions described under clause (e) of the section entitled "-- Reorganization Events" below and Extraordinary Dividends as described below.

     An "Extraordinary Dividend" means, with respect to any consecutive 12-month period, all cash dividends or other distributions with respect to Kroger Common Stock to the extent such dividends exceed on a per share basis 10% of the average closing price per share of Kroger Common Stock during such period, less any such dividends for which a prior adjustment was previously made. If an Extraordinary Dividend occurs with respect to Kroger Common Stock, the Share Multiplier will be adjusted on the Trading Day preceding the payment of any dividend, the payment of which caused an Extraordinary Dividend to be paid (the "ex-dividend date"), so that the new Share Multiplier will equal the product of:

        . the then current Share Multiplier, and

        . a fraction, the numerator of which is the closing price per share of Kroger Common Stock on the Trading Day preceding the ex-dividend date, and the denominator of which is the amount by which the closing price on the Trading Day preceding the ex-dividend date exceeds the Extraordinary Dividend Amount.

     The "Extraordinary Dividend Amount" with respect to an Extraordinary Dividend for Kroger Common Stock will equal

        . in the case of cash dividends or other distributions that constitute quarterly dividends, the amount per share of such Extraordinary Dividend minus the amount per share of the immediately preceding non-Extraordinary Dividend, or

        . in the case of cash dividends or other distributions that do not constitute quarterly dividends, the amount per share of such Extraordinary Dividend.

     To the extent an Extraordinary Dividend is not paid in cash, the value of the non-cash component will be determined by the Calculation Agent, whose determination shall be conclusive. A distribution on the Kroger Common Stock described in clause (e) of the section entitled "--Reorganization Events" below that also constitutes an Extraordinary Dividend shall cause an adjustment to the Share Multiplier pursuant only to clause (e) under the section entitled "-- Reorganization Events".

Issuance of Transferable Rights or Warrants

     If Kroger issues transferable rights or warrants to all holders of Kroger Common Stock to subscribe for or purchase Kroger Common Stock, including new or existing rights to purchase Kroger Common Stock pursuant to a shareholders rights plan or arrangement, once a triggering event shall have occurred thereunder, at an exercise price per share less that the closing price of one share of Kroger Common Stock on:

        . the date the exercise price of such rights or warrants is determined and

        . the expiration date of such rights or warrants,

then, in each case, if the expiration date of such rights or warrants precedes the maturity date, then the Share Multiplier will be adjusted to equal the product of the prior Share Multiplier and a fraction, the numerator of which shall be the number of shares of Kroger Common Stock outstanding immediately prior to such issuance plus the number of additional shares of Kroger Common Stock offered for subscription or purchase pursuant to such rights or warrants and the denominator of which shall be the number of shares of Kroger Common Stock outstanding immediately prior to such issuance plus the number of additional shares of Kroger Common Stock which the aggregate offering price of the total number of shares of Kroger Common Stock so offered for subscription or purchase pursuant to such rights or warrants would purchase at the closing price of one share of Kroger Common Stock on the expiration date of such rights or warrants, which shall be determined by multiplying such total number of shares offered by the exercise price of such rights or warrants and dividing the product so obtained by such closing price.

Reorganization Events

     If before the maturity date of the notes,
     (a)  there occurs any reclassification or change of Kroger Common Stock,
     (b) Kroger, or any surviving entity or subsequent surviving entity of Kroger (a "Successor Entity"), has been subject to a merger, combination or consolidation and is not the surviving entity,
     (c) any statutory exchange of securities of Kroger or any Successor Entity with another corporation occurs, other than pursuant to clause (b) above,
     (d)  Kroger is liquidated,
     (e) Kroger issues to all of its shareholders equity securities of an issuer other than Kroger, other than in a transaction described in clauses (b), (c) or (d) above (a "Spin-off Event"), or
     (f) a tender or exchange offer is consummated for all the outstanding shares of Kroger (any such event in clauses (a) through (f) a "Reorganization Event"),

the Market Price shall equal to the Reorganization Event Value.

     The "Reorganization Event Value" shall be determined by the Calculation Agent and shall equal (i) the Transaction Value related to the relevant Reorganization Event, plus (ii) interest on such Transaction Value accruing from the date of the payment or delivery of the consideration, if any, received in connection with such Reorganization Event until the stated maturity date at a fixed interest rate determined on the date of such payment or delivery equal to the interest rate that would be paid on a standard senior non-callable debt security of ML&Co. with a term equal to the remaining term of the notes.

     "Transaction Value" means:

        . for any cash received in any such Reorganization Event, an amount equal to the amount of cash received per share of Kroger Common Stock multiplied by the Share Multiplier in effect on the date all of the holders of shares of Kroger Common Stock have agreed or have become irrevocably obligated to exchange such shares,

        . for any property other than cash or securities received in any such Reorganization Event, the market value, as determined by the Calculation Agent, of such Exchange Property received for each share of Kroger Common Stock at the date of the receipt of such Exchange Property multiplied by the then current Share Multiplier and

        . for any security received in any such Reorganization Event, an amount equal to the closing price per share of such security on the fifth Trading Day prior to the maturity date multiplied by the quantity of such security received for each share of Kroger Common Stock multiplied by the then current Share Multiplier.

     "Exchange Property" means the securities, cash or any other assets distributed in any such Reorganization Event, including, in the case of a Spin-off Event, the share of Kroger Common Stock with respect to which the spun-off security was issued.

     For purposes of this section, in the case of a consummated tender or exchange offer for all Exchange Property of a particular type, Exchange Property shall be deemed to include the amount of cash or other property paid by the offeror in the tender or exchange offer with respect to such Exchange Property, in an amount determined on the basis of the rate of exchange in such tender or exchange offer. In the event of a tender or exchange offer with respect to Exchange Property in which an offeree may elect to receive cash or other property, Exchange Property shall be deemed to include the kind and amount of cash and other property received by offerees who elect to receive cash.

Adjustments to the Share Multiplier

     No adjustments to the Share Multiplier will be required unless such Share Multiplier adjustment would require a change of at least 0.1% in the Share Multiplier then in effect. The Share Multiplier resulting from any of the adjustments specified above will be rounded to the nearest one thousandth with five ten-thousandths being rounded upward.

     No adjustments to the Share Multiplier will be required other than those specified above. However, ML&Co. may, at its sole discretion, cause the Calculation Agent to make additional adjustments to the Share Multiplier to reflect changes occurring in relation to Kroger Common Stock or any other Exchange Property in other circumstances where ML&Co. determines that it is appropriate to reflect such changes. The required adjustments specified above do not cover all events that could affect the closing price of the Kroger Common Stock, including, without limitation, a partial tender or exchange offer for Kroger Common Stock.

     MLPF&S, as Calculation Agent, shall be solely responsible for the determination and calculation of any adjustments to the Share Multiplier and of any related determinations and calculations with respect to any distributions of stock, other securities or other property or assets, including cash, in connection with any corporate event described above, and its determinations and calculations with respect thereto shall be conclusive.

     No adjustments will be made for certain other events, such as offerings of Kroger Common Stock by Kroger for cash or in connection with acquisitions or the occurrence of a partial tender or exchange offer for the Kroger Common Stock by Kroger or any third party.

     ML&Co. will, within ten Business Days following the occurrence of an event that requires an adjustment to the Share Ratio, or if ML&Co. is not aware of such occurrence, as soon as practicable after becoming so aware, provide written notice to the Trustee, which shall provide notice to the holders of the notes of the occurrence of such event and, if applicable, a statement in reasonable detail setting forth the adjusted Share Multiplier.

                            MARKET DISRUPTION EVENT

     "Market Disruption Event" means:

          (1) a suspension, absence (including the absence of an official closing price) or material limitation of trading of the Kroger Common Stock on the NYSE for more than two hours of trading or during the one-half hour period preceding or at the close of trading in such market, as determined by the Calculation Agent in its sole discretion; and

          (2) a determination by the Calculation Agent in its sole discretion that the event described in clause (1) above materially interfered with the ability of ML&Co. or any of its affiliates to unwind all or a material portion of the hedge with respect to the notes.

     For purposes of determining whether a Market Disruption Event has occurred:
(1) a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange, and (2) limitations pursuant to any rule or regulation enacted or promulgated by the NYSE, or other regulatory organization with jurisdiction over the NYSE, on trading during significant market fluctuations will constitute a suspension or material limitation of trading in the Kroger Common Stock.

                       EVENTS OF DEFAULT AND ACCELERATION

     In case an Event of Default with respect to any notes shall have occurred and be continuing, the amount payable to a beneficial owner of a note upon any acceleration permitted by the notes will be determined by the Calculation Agent and will be equal to the principal amount of the note plus accrued but unpaid interest thereon to but excluding the date of early repayment, if applicable, calculated as though the date of early repayment were the stated maturity date of the notes. If a bankruptcy proceeding is commenced in respect of ML&Co., the claim of the beneficial owner of a note may be limited, under Section 502(b)(2) of Title 11 of the United States Code, to the principal amount of the note plus an additional amount of contingent interest calculated as though the date of the commencement of the proceeding were the maturity date of the notes.

                            THE KROGER COMMON STOCK

     The Kroger Co. is the nation's largest supermarket operator measured by total sales for 1997 and maintains its principal executive offices in Cincinnati, Ohio. The retail food business in which it is engaged is highly competitive. As of December 27, 1997, Kroger had approximately 212,000 full and part-time employees and operated 1,392 supermarkets in 24 states. On October 19, 1998, Kroger and Fred Meyer, Inc. ("Fred Meyer") announced a strategic merger that will create the nation's largest supermarket company. The combined company will be named The Kroger Co. and will be headquartered in Cincinnati, Ohio. Under the terms of the merger agreement, Fred Meyer shareholders will receive one newly issued share of Kroger Common Stock for each share of Fred Meyer common stock. After the merger, Kroger's current shareholders will own approximately 62% of the combined company. The merger is subject to the approval of the Kroger and Fred Meyer shareholders, government approvals and customary closing conditions.

     No assurance can be given that merger will occur. ML&Co makes no representation as to the effect of such merger on Kroger's business or financial performance if it does occur.

     Information provided to or filed with the SEC by Kroger and Fred Meyer can be located at the SEC's facilities or through the SEC's website by reference to SEC file number 1-13098 for Kroger and SEC file number 1-13339 for Fred Meyer. See "Where You Can Find More Information." ML&Co. makes no representation or warranty as to the accuracy or completeness of any such information or reports.

     ML&Co. is not affiliated with Kroger or Fred Meyer and neither Kroger nor Fred Meyer has any obligations with respect to the notes. This pricing supplement relates only to the notes offered hereby and does not relate to the Kroger Common Stock or other securities of Kroger. All disclosures contained in this pricing supplement regarding Kroger are derived from the publicly available documents described in the preceding paragraph. Neither ML&Co. nor MLPF&S has participated in the preparation of such documents or made any due diligence inquiry with respect to Kroger in connection with the offering of the notes. Neither ML&Co. nor MLPF&S makes any representation that such publicly available documents or any other publicly available information regarding Kroger are accurate or complete. Furthermore, there can be no assurance that all events occurring prior to the date hereof, including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph, that would affect the trading price of Kroger Common Stock have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning Kroger could affect the amount received at maturity with respect to the notes and therefore the trading prices of the notes. Neither ML&Co. nor any of its affiliates make any representation to any purchaser of the notes as to the performance of the Kroger Common Stock.

     ML&Co. or its affiliates may presently or from time to time engage in business, directly or indirectly, with Kroger including extending loans to, or making equity investments in, Kroger or providing investment banking or advisory services to Kroger, including merger and acquisition advisory services. In the course of such business, ML&Co. or its affiliates may acquire non-public information with respect to Kroger and, in addition, one or more affiliates of ML&Co. may publish research reports with respect to Kroger.

     Any prospective purchaser of a note should undertake an independent investigation of Kroger or Fred Meyer as in its judgment is appropriate to make an informed decision with respect to an investment in the notes.

                        DATA ON THE KROGER COMMON STOCK

     The Kroger Common Stock is principally traded on the NYSE. The following table sets forth the high and low Closing Price during 1996, 1997, 1998 and during 1999 through January 29, 1999. On February 1, 1999, the Closing Price of the Kroger Common Stock was $65-1/4 per share. The Closing Prices and Dividends Per Share listed below were obtained from Bloomberg Financial Markets. The historical prices of Kroger Common Stock should not be taken as an indication of future performance, and no assurance can be given that the price of Kroger Common Stock will not decrease so that the beneficial owners of the notes will receive at maturity cash in an amount that is less than the principal amount of the notes. Nor can assurance be given that the price of Kroger Common Stock will increase above the issue price so that at maturity the beneficial owners of the notes will receive cash in an amount in excess of the principal amount of the notes.

                                                                                                         Dividends Per
                                                                     High                Low               Share(1)
                                                               --------------      --------------     -----------------
The Kroger Co.

1996
     First Quarter........................................          $  20-1/4           $  17-1/8            $0
     Second Quarter.......................................             21-3/4              18-7/8             0
     Third Quarter........................................             22-1/2              18-7/8             0
     Fourth Quarter.......................................           23-11/16              20-5/8             0
1997
     First Quarter........................................                 28            22-13/16             0
     Second Quarter.......................................                 29             24-1/16             0
     Third Quarter........................................            30-9/16             28-5/16             0
     Fourth Quarter.......................................             36-7/8             30-3/16             0
1998
     First Quarter........................................            46-3/16             34-7/16             0
     Second Quarter.......................................            47-1/16             40-5/16             0
     Third Quarter........................................            52-1/16            42-11/16             0
     Fourth Quarter.......................................             60-1/2              45-3/8             0
1999
     First Quarter (through January 29, 1999).............             63-1/2              56-1/4             0

 ______________
 (1) ML&Co. makes no representation as to the amount of dividends, if any, that Kroger will pay in the future. holders of the notes will not be entitled to receive dividends, if any, that may be payable on the Kroger Common Stock.

                          USE OF PROCEEDS AND HEDGING

     The net proceeds to be received by ML&Co. from the sale of the notes will be used for general corporate purposes and, in part, by ML&Co. or one or more of its affiliates in connection with hedging ML&Co.'s obligations under the notes. See also "Use of Proceeds" in the accompanying prospectus.

     In connection with ML&Co.'s obligations under the notes, ML&Co. has entered into hedging arrangements related to the Kroger Common Stock with an affiliate of ML&Co. In connection therewith, such affiliate has purchased shares of the Kroger Common Stock in secondary market transactions at or before the time of the pricing of the notes. ML&Co., MLPF&S and other affiliates of ML&Co. may from time to time buy or sell the Kroger Common Stock for their own accounts, for business reasons or in connection with hedging ML&Co.'s obligations under the notes. These transactions could affect the price of the Kroger Common Stock.

                     UNITED STATES FEDERAL INCOME TAXATION

General

     There are no statutory provisions, regulations, published rulings or judicial decisions addressing or involving the characterization, for United States federal income tax purposes, of the notes or securities with terms substantially the same as the notes. However, although the matter is not free from doubt, under current law, each note should be treated as a debt instrument of ML&Co. for United States federal income tax purposes. ML&Co. currently intends to treat each note as a debt instrument of ML&Co. for United States federal income tax purposes and, where required, intends to file information returns with the Internal Revenue Service ("IRS") in accordance with such treatment, in the absence of any change or clarification in the law, by regulation or otherwise, requiring a different characterization of the notes. Prospective investors in the notes should be aware, however, that the IRS is not bound by ML&Co.'s characterization of the notes as indebtedness, and the IRS could possibly take a different position as to the proper characterization of the notes for United States federal income tax purposes. The following discussion of the principal United States federal income tax consequences of the purchase, ownership and disposition of the notes is based upon the assumption that each note will be treated as a debt instrument of ML&Co. for United States federal income tax purposes. If the notes are not in fact treated as debt instruments of ML&Co. for United States federal income tax purposes, then the United States federal income tax treatment of the purchase, ownership and disposition of the notes could differ from the treatment discussed below with the result that the timing and character of income, gain or loss recognized in respect of a note could differ from the timing and character of income, gain or loss recognized in respect of a note had the notes in fact been treated as debt instruments of ML&Co. for United States federal income tax purposes.

U.S. holders

     On June 11, 1996, the Treasury Department issued final regulations (the "Final Regulations") concerning the proper United States federal income tax treatment of contingent payment debt instruments such as the notes, which apply to debt instruments issued on or after August 13, 1996 and, accordingly, will apply to the notes. In general, the Final Regulations cause the timing and character of income, gain or loss reported on a contingent payment debt instrument to substantially differ from the timing and character of income, gain or loss reported on a contingent payment debt instrument under general principles of prior United States federal income tax law. Specifically, the Final Regulations generally require a U.S. holder of such an instrument to include future contingent and noncontingent interest payments in income as such interest accrues based upon a projected payment schedule. Moreover, in general, under the Final Regulations, any gain recognized by a U.S. holder on the sale, exchange, or retirement of a contingent payment debt instrument is treated as ordinary income, and all or a portion of any loss realized could be treated as ordinary loss as opposed to capital loss, depending upon the circumstances. The Final Regulations provide no definitive guidance as to whether or not an instrument is properly characterized as a debt instrument for United States federal income tax purposes.

     In particular, solely for purposes of applying the Final Regulations to the notes, ML&Co. has determined that the projected payment schedule for the notes will consist of the stated interest payments on the note and a payment at maturity equal to $1,412.31 per $1,000 of principal amount of the notes ("Projected Redemption Amount"). This represents an estimated yield on the notes equal to 5.80% per annum, compounded semiannually. Accordingly, during the term of the notes, a U.S. holder of a note will be required to include in income the sum of the daily portions of interest on the note that are deemed to accrue at this estimated yield for each day during the taxable year, or portion of the taxable year, on which the U.S. holder holds such note. The amount of interest that will be deemed to accrue in any accrual period, i.e., generally each six-month period during which the notes are outstanding, will equal the product of this estimated yield, properly adjusted for the length of the accrual period, and the note's adjusted issue price at the beginning of the accrual period. The daily portions of interest will be determined by allocating to each day in the accrual period the ratable portion of the interest that is deemed to accrue during the accrual period. In general, for these purposes a note's adjusted issue price will equal the note's issue price, increased by the interest previously accrued on the note and reduced by interest payments received on the notes. As a result of the foregoing rules, a U.S. holder will not be required to include in income the stated interest payments received on its notes. Upon maturity of a note on February 8, 2006, in the event that the amount payable upon maturity (the "Actual Redemption Amount") exceeds $1,412.31 for every $1,000 note redeemed, a U.S. holder will be required to include the excess over $1,412.31 per $1,000 (i.e., the Projected Redemption Amount) in income as ordinary interest on the maturity date. Alternatively, in the event that the Actual Redemption Amount is less than $1,412.31 per $1,000 of principal amount of notes (i.e., the Projected Redemption Amount), the excess of the Projected Redemption Amount over the Actual Redemption Amount will be treated first as an offset to any interest otherwise includible in income by the U.S. holder with respect to the note for the taxable year in which the maturity, redemption or exchange date occurs to the extent of the amount of such includible interest. A U.S. holder will be permitted to recognize and deduct, as an ordinary loss that is not subject to the limitations applicable to miscellaneous itemized deductions, any remaining portion of the excess of the Projected Redemption Amount over the Actual Redemption Amount that is not treated as an interest offset pursuant to the foregoing rules. U.S. holders purchasing a note at a price that differs from the adjusted issue price of the note as of the purchase date (e.g., subsequent purchasers) will be subject to special rules providing for certain adjustments to the foregoing rules, and such U.S. holders should consult their own tax advisors concerning these rules.

     Upon the sale, redemption or exchange of a note prior to the maturity of the note, a U.S. holder will be required to recognized taxable gain or loss in an amount equal to the difference, if any, between the amount realized by the U.S. holder upon such sale and the U.S. holder's adjusted tax basis in the note. A U.S. holder's adjusted tax basis in a note generally will equal such U.S. holder's initial investment in the note increased by any interest previously included in income with respect to the note by the U.S. holder and reduced by interest payments received on the note. Any such taxable gain will be treated as ordinary income. Any such taxable loss will be treated as ordinary loss to the extent of the U.S. holder's total interest inclusions on the note. Any remaining loss generally will be treated as long-term or short-term capital loss, depending upon the U.S. holder's holding period for the note. All amounts includible in income by a U.S. holder as ordinary interest pursuant to the Final Regulations will be treated as original issue discount.

     Prospective investors in the notes should consult their own tax advisors concerning the application of the Final Regulations to their investment in the notes. Investors in the notes may also obtain the projected payment schedule, as determined by ML&Co. for purposes of the application of the Final Regulations to the notes, by submitting a written request for such information to Merrill Lynch & Co., Inc., Attn: Darryl W. Colletti, Corporate Secretary's Office, 100 Church Street, 12th Floor, New York, New York 10080-6512.

     The projected payment schedule, including both the Projected Redemption Amount and the estimated yield on the notes, has been determined solely for United States federal income tax purposes, i.e., for purposes of applying the Final Regulations to the notes, and is neither a prediction nor a guarantee of what the Actual Redemption Amount will be.

     The following table sets forth the amount of interest that will be deemed to have accrued with respect to each $1,000 principal amount of the notes during each accrual period over the term of the notes based upon the projected payment schedule for the notes, including both the Projected Redemption

Amount and the estimated yield equal to 5.80% per annum (compounded semiannually), as determined by ML&Co. for purposes of applying the Final Regulations to the notes:

Accrual Period                                                                                Total Interest
                                                                                                 Deemed to
                                                                                               Have Accrued
                                                                        Interest Deemed        on the Notes
                                                                              to               as of the End
                                                                         Accrue During              of
                                                                        Accrual Period        Accrual Period
                                                                         (per $1,000)          (per $1,000)
                                                                     ------------------     ----------------
February 8, 1999 through August 8, 1999..........................           $29.00              $ 29.00
August 8, 1999 through February 8, 2000..........................           $29.70              $ 58.70
February 8, 2000 through August 8, 2000..........................           $30.41              $ 89.11
August 8, 2000 through February 8, 2001..........................           $31.15              $120.26
February 8, 2001 through August 8, 2001..........................           $31.91              $152.17
August 8, 2001 through February 8, 2002..........................           $32.69              $184.86
February 8, 2002 through August 8, 2002..........................           $33.49              $218.35
August 8, 2002 through February 8, 2003..........................           $34.32              $252.67
February 8, 2003 through August 8, 2003..........................           $35.17              $287.84
August 8, 2003 through February 8, 2004..........................           $36.04              $323.88
February 8, 2004 through August 8, 2004..........................           $36.94              $360.82
August 8, 2004 through February 8, 2005..........................           $37.87              $398.69
February 8, 2005 through August 8, 2005..........................           $38.82              $437.51
August 8, 2005 through February 8, 2006..........................           $39.80              $477.31

_______________
Projected Redemption Amount = $1,412.31 per $1,000 principal amount of notes.